SUB-ITEM 77H: CHANGES IN CONTROL OF
REGISTRANT


Federated High Yield Trust



As of March 31, 2017, Charles Schwab & Co., Inc.
has attained control of the Registrant by acquiring
25.17% of the voting securities of the Registrant.